UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 5, 2014

United Development Funding Income Fund V
(Exact Name of Registrant as Specified in Its Charter)

Maryland	333-194162 (1933 Act)	46-3890365
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

1301 Municipal Way, Suite 100, Grapevine, Texas 76051
(Address of principal executive offices)
(Zip Code)

(214) 370-8960
(Registrant’s telephone number, including area code)

None
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

Effective December 5, 2014, United Development Funding Income Fund V, a Maryland real estate investment trust (“UDF V”), entered into a loan agreement to provide a $42,372,200 land acquisition and development loan (the “Loan”) to Rosehill Reserve, Ltd., an unaffiliated single-purpose entity (“Borrower”).   The Loan is evidenced and secured by a first lien deed of trust to be recorded against 304 acres of land in Tomball, Harris County, Texas, a promissory note, assignments of builder lot sale contracts, and other loan documents.  The Loan is guaranteed by a principal of the Borrower.  The proceeds of the loan will be used to finance the Borrower’s land acquisition and to develop Phase 1 into single family residential lots for sale to homebuilders. The annual interest rate under the Loan is the lower of 13% or the highest rate allowed by law.  The Loan matures and becomes due and payable in full on December 5, 2016. During the Loan term, Borrower is required to pay down the Loan by paying over to UDF V all net proceeds of land and lot sales. Payments on the Loan will be generally applied first to accrued interest, and then to principal. The loan documents contain representations, warranties, covenants, and provisions for events of default that are typical for loans of this nature. UDF V received an origination fee equal to $529,627 at the closing of the loan and is entitled to receive a net profits interest in the project. As of December 5, 2014, $10,244,887 had been funded to the Borrower under the Loan by UDF V and through UDF V’s revolving line of credit from Veritex Community Bank, as described in UDF V’s Current Report on Form 8-K filed with the U.S. Securities and Exchange Commission on November 20, 2014.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

United Development Funding Income Fund V

Dated: December 11, 2014	By:	/s/ Hollis M. Greenlaw
Hollis M. Greenlaw
Chief Executive Officer